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                                                                     EXHIBIT 8.1


June 25, 1997



Citizens National Bank of Darlington
207 Wells Street
P.O. Box 90
Darlington, Wisconsin  53530

Ladies and Gentlemen:

RE: Registration Statement on Form S-4 for Proposed Merger of Citizens National Bancorporation, Inc. ("CNB") into F & M Merger Corporation ("Subsidiary"), a wholly-owned subsidiary of F & M Bancorporation ("F & M").

We have acted on behalf of F & M Bancorporation, Inc., in connection with the Plan and Agreement of Merger and Reorganization between and among F & M, CNB and Subsidiary dated as of February 27, 1997, (the "Reorganization Agreement"), and the Post-Effective Amendment No. 1 to the Registration Statement of F & M on Form S-4, to which this letter is an exhibit (the "Registration Statement").

We have reviewed the section of the Registration Statement entitled "The Merger
- Federal Income Tax Consequences" and that section, including the form of opinion, accurately reflects our opinion regarding the matters of law discussed in that section, assuming tax-free reorganization treatment. This opinion is based on our interpretation of the currently applicable sections of the Internal Revenue Code, Treasury Regulations, Internal Revenue Service Rulings, and the cases we believe are controlling.

The transactions contemplated by the Reorganization Agreement are conditioned upon the issuance by McCarty, Curry, Wydeven, Peeters & Haak of its opinion that the proposed merger of F & M and Bank constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. That opinion regarding reorganization treatment has not yet been given and is not contained in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ McCarty, Curry, Wydeven, Peeters & Haak

McCARTY, CURRY, WYDEVEN, PEETERS & HAAK